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October 1, 1996

Board of Directors
Sara Lee Corporation
Three First National Plaza
Chicago, IL  60602-4260

                            Re:  Sara Lee Corporation
                       Registration Statement on Form S-3

Dear Ladies and Gentlemen:

As General Counsel of Sara Lee Corporation, a Maryland corporation (the "Company"), I have participated in the preparation and the filing by the Company of a Registration Statement on Form S-3 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 50,000 shares of the Company's common stock, par value $1.33-1/3 per share ("Common Stock") to be offered and sold by the Tidewater Jewish Foundation (the "Selling Stockholder"). The Board of Directors of the Company, by resolutions duly adopted on August 29, 1996, approved the execution and filing of the Registration Statement. All capitalized terms not otherwise defined herein have the same meanings set forth in the Registration Statement.

I have examined such agreements, documents, instruments and records as I deemed necessary or appropriate under the circumstances for me to express the opinion set forth below. Based upon and subject to the foregoing, it is my opinion that the Common Stock when sold by the Selling Stockholder in the manner referred to in the Registration Statement, will be duly authorized and validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Corporation's Registration Statement on Form S-3 relating to the Common Stock and to the reference made to me under the heading "Legal Matters" set forth in the Prospectus forming a part of the Registration Statement.

Very truly yours,



Janet Langford Kelly
Senior Vice President, Secretary and General Counsel